Centrue Financial Corporation Announces First Quarter Earnings

ST. LOUIS, MO -- (Marketwire - May 05, 2009) - Centrue Financial Corporation (NASDAQ: TRUE), parent company of Centrue Bank, reported first quarter 2009 net income of $1.1 million or $0.11 per share, compared to net income of $2.4 million or $0.39 per share earned in the first quarter 2008. The Company's first quarter performance reflects an increased provision for loan losses and a non-cash impairment charge related to a trust preferred security. These actions were largely reflective of continued deterioration of general economic conditions and extraordinary volatility in the securities markets.

In an effort to retain and build capital during this period of economic uncertainty, the Board of Directors approved a reduction in the Company's quarterly common stock dividend from $0.07 per share to $0.01 per share. This dividend action will enable the retention of approximately $1.4 million of additional capital annually. The dividend will be paid to stockholders of record on May 8, 2009 and will be payable on May 22, 2009.

"Although first quarter earnings fell short of expectations, our significant pre-provision earnings power and our capital levels which are above regulatory well capitalized guidelines are critical strengths as we navigate through the current economic challenges," stated Thomas A. Daiber, President and Chief Executive Officer. "Like many financial institutions, however, our results continue to be adversely impacted by larger loan loss provisions and non-cash impairment charges. Nonperforming loans did increase by $5.2 million from year-end to 1.57% of total loans while our allowance for loan losses is 1.62% of total loans and 103.47% of nonperforming loans. We remain focused on proactively identifying and addressing our problem credits and have increased staffing in our credit department in order to address the asset quality challenges that we will continue to face in this environment. We also made the difficult decision to reduce our common stock dividend for the first quarter. We believe this proactive step is prudent and will preserve our tangible capital position, improve our overall liquidity, and demonstrate our commitment to keeping our company and balance sheet healthy and strong."

First Quarter Highlights:

--  Pre-tax earnings for the quarter, excluding provision for loan loss, non-cash impairment charges on trust preferred securities, and gains on sale of other assets, improved over first quarter 2008 due to stronger net interest margin and lower operating expenses.
--  First quarter 2009 results were adversely impacted by a $2.2 million provision for loan loss and a $1.2 million non-cash impairment charge for a trust preferred security.
--  Excluding the $1.2 million impairment charge for trust preferred securities, the Company would have recorded net income of $1.8 million or
    $0.23 per share.
--  The net interest margin was 3.42%, increasing 9 basis points from
    3.33% recorded in the fourth quarter 2008 and 17 basis points from 3.25%
    recorded in the first quarter 2008.
--  Nonperforming loans increased to 1.57% of total loans as compared to
    1.03% at December 31, 2008 and 0.40% at March 31, 2008.
--  Allowance for loan loss increased to 1.62% of total loans as compared to 1.50% at December 31, 2008 and 1.10% at March 31, 2008.
--  Capital ratios remain strong. Tier 1 risk-based capital ratio was
    11.88%; total risk-based capital ratio was 13.99%; and tangible common equity to tangible assets was 6.45%.
--  On January 9, 2009, the Company closed on the sale of $32.7 million of preferred stock to the U.S. Department of the Treasury under the Capital
    Purchase Program ("CPP"). During the first quarter, $363,000 of preferred stock dividends were accrued in connection with the CPP, which reduced earnings per share by $0.06.

Balance Sheet

Total securities at March 31, 2009 totaled $233.0 million as compared to $252.6 million recorded at December 31, 2008. This represents a decrease of $19.6 million or 7.8%. At quarter-end, the Company held nine pooled trust preferred securities with a total book value of $24.0 million. The investments in trust-preferred securities receive principal and interest payments from several pools of subordinated capital debentures.

Management elected early adoption of Financial Accounting Standards Board ("FASB") Staff Position ("FSP") FAS 115-2 and FAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments. As a consequence, the Company recorded a $1.2 million pre-tax non-cash charge based upon management's determination that a trust preferred security with an aggregate cost before charge of $5.0 million was other than temporarily impaired. This charge is largely a result of deteriorating cash flows within one of these pools and illiquidity and credit concerns within the financial markets.

Management has determined that the remaining $20.2 million of trust-preferred securities is deemed to be only temporarily impaired at quarter-end. An unrealized loss of approximately $7.2 million associated with all trust preferred securities has been recorded, on an after-tax basis, through stockholders' equity as a component of other comprehensive income.

Should the economic climate deteriorate from current levels, the underlying credits may experience repayment difficulty, and the level of deferrals and defaults could increase requiring additional impairment charges on trust preferred securities in future quarters. The Company does not hold any securities containing sub-prime mortgages or any Fannie Mae or Freddie Mac equities.

Gross loans at March 31, 2009 totaled $985.5 million as compared to $1.004 billion recorded at December 31, 2008. This represents a decrease of $18.5 million or 1.8% as commercial lending requests slowed during the quarter. We continue to make new loans available in our communities as evidenced by our origination of over $46.0 million in residential mortgage loans in the quarter. The Company has no direct exposure to sub-prime mortgages.

The Company remains focused on growing deposits by leveraging opportunities to deepen existing customer relationships and develop new long-term relationships. Total deposits increased $19.0 million or 1.8% to $1.068 billion at March 31, 2009 as compared to $1.049 billion recorded at December 31, 2008. The improvement was generated primarily through in-market time deposits as brokered time deposits remained relatively unchanged from year-end 2008. Non-interest bearing deposits were 10.6% of total deposits at March 31, 2009 as compared to 11.3% recorded at December 31, 2008.

Credit Quality and Allowance for Loan Loss

Due largely to the deterioration of general economic conditions, the ongoing implementation of action plans on previously identified relationships and the identification of several additional deteriorating relationships, the Company's first quarter 2009 provision for loan losses was $2.2 million. The Company's allowance for losses grew to 1.62% of total loans, up 12 basis points from the fourth quarter 2008 and 52 basis points from first quarter 2008. Net charge-offs for the first quarter 2009 were $1.2 million or 0.12% of average loans as compared to $1.7 million or 0.17% reported in the fourth quarter 2008 and $300,000 or 0.03% reported in the first quarter 2008.

Total nonperforming assets were $28.2 million, or 2.06% of total assets, at March 31, 2009. This included $15.4 million of nonperforming loans and $12.8 million of foreclosed assets and repossessed real estate. Nonperforming loans increased $5.2 million or 49.5% from December 31, 2008 and $11.3 million or 275.6% from March 31, 2008. The increase in nonperforming loans was concentrated in our commercial real estate portfolio and with borrowers dependent on the housing industry. The level of nonperforming loans to end of period loans was 1.57% as of March 31, 2009 as compared to 1.03% as of December 31, 2008 and 0.40% as of March 31, 2008. As a result of the increase in nonperforming loans, the allowance to nonperforming loan coverage ratio decreased to 103.47% in the first quarter from 145.55% during the fourth quarter 2008 and 276.52% from the first quarter 2008.

Management continues to diligently monitor the loan portfolio, paying particular attention to borrowers with residential real estate exposure. While virtually all of these relationships are performing, the economic outlook for this industry will likely remain extremely challenging throughout 2009. Should the economic climate deteriorate from current levels, more borrowers may experience repayment difficulty, and the level of nonperforming loans, charge-offs and delinquencies will rise requiring further increases in the provision for loan losses.

Net Interest Margin

The net interest margin was 3.42% for the first quarter 2009, an increase of 9 basis points from 3.33% recorded in the fourth quarter 2008 and an increase of 17 basis points from 3.25% reported in the first quarter 2008. Over the past four quarters, the yield on average earning assets declined 110 basis points while the cost of funds declined 132 basis points. Due largely to continued competition in pricing loans and deposits, the protracted economic downturn, and the Company's interest rate sensitivity, the margin will likely remain under pressure throughout 2009.

Tax-equivalent net interest income for the first quarter of 2009 increased to $10.6 million as compared to $10.1 million earned in the fourth quarter of 2008 and $10.0 million for the same period in 2008. The increase in net interest income was largely due to an increase in average-earning assets and improvement in the net interest margin.

Noninterest Income and Expense

Total noninterest income for the first quarter of 2009 was $2.0 million as compared to $4.9 million reported in the same period in 2008. Excluding the $1.2 million impairment charge taken on a trust preferred security in the first quarter 2009 and $1.3 million on security gains and gains on sale of other assets in 2008, noninterest income decreased $375,000 or 10.7%. This decrease largely stems from reduced consumer spending and the impact on overdraft fees. Further, trust and brokerage fees declined resulting from the impact of selling the wealth management product lines in late 2008 and first quarter 2009. These decreases were partially offset by an increase in revenue from the mortgage banking business as refinancing activity increased due to the favorable interest rate environment.

Total noninterest expense for the first quarter 2009 was $8.9 million as compared to $10.3 million recorded during the same period in 2008. The decrease was reported across most categories and was largely due to the realization of cost saving initiatives and the impact of selling four branches in 2008. These strategic actions led to reductions in the number of full-time equivalent employees, occupancy, and telephone and data line expense levels. These reductions were partially offset by a $215,000 increase in FDIC insurance premiums.

Capital Management

Regulatory and tangible common equity ratios improved since year-end, largely driven by retention of earnings and a reduction in total assets. All regulatory mandated ratios for characterization as "well-capitalized" were significantly exceeded as of March 31, 2009.

--  Tier 1 capital of $139.1 million, a ratio of 11.88%, up from 9.99% at
    December 31, 2008.
--  Tangible common equity of $86.3 million, a ratio of 6.45%, up from
    6.24% at December 31, 2008.
--  Total risk-based capital of $163.8 million, a ratio of 13.99%, up from
    12.18% at December 31, 2008.

Other capital management activity included the following:

--  The Company reduced its quarterly common stock dividend from $0.07 per share to $0.01 per share effective with the May 2009 dividend. This reduction equates to approximately $1.4 million in additional retained capital per annum.
--  On January 9, 2009, Centrue received $32.7 million through participation in the U.S. Treasury's Capital Purchase Program. While the
    Company has historically exceeded the industry's "well-capitalized"
    standards, the Capital Purchase Program investment will even further strengthen the balance sheet and capital position, improve the Company's liquidity position and provide access to capital at more attractive rates than what is available in the current market. Preferred dividends paid to the U.S. Treasury will equate to approximately $1.6 million per annum.

About the Company

Centrue Financial Corporation is a regional financial services company headquartered in St. Louis, Missouri and devotes special attention to personal service. The Company serves a market area which extends from the far western and southern suburbs of the Chicago metropolitan area across Central Illinois down to the metropolitan St. Louis area.

Further information about the Company is available at its website at: http://www.centrue.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934 as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by the use of words such as "believe," "expect," "intend," "anticipate," "estimate," or "project" or similar expressions. The Company's ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in: interest rates; general economic conditions; legislative/regulatory changes; monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality and composition of the loan or securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in the Company's market areas; the Company's implementation of new technologies; the Company's ability to develop and maintain secure and reliable electronic systems; and accounting principles, policies, and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Accompanying Financial Statements and Tables

Accompanying this press release is the following unaudited financial information:

--  Unaudited Quarterly Highlights
--  Unaudited Consolidated Balance Sheets
--  Unaudited Consolidated Statements of Income
--  Unaudited Selected Quarterly Consolidated Financial Data

                                                       Three Months Ended
                                                            March 31,
                                                      --------------------
                                                        2009       2008
                                                      ---------  ---------
Operating Highlights
  Net income                                          $   1,065  $   2,445
  Return on average total assets                           0.31%     0.71%
  Return on average stockholders' equity                   2.93       8.24
  Net interest margin                                      3.42       3.25
  Efficiency ratio                                        63.82      73.06

Per Share Data
  Diluted earnings per common share                   $    0.11  $    0.39
  Book value per common share                         $   18.82  $   19.48
  Tangible book value per common share                $   13.35  $   13.57
  Diluted weighted average common
   shares outstanding                                 6,028,491  6,088,608
  Period end common shares outstanding                6,028,491  6,026,146

Stock Performance Data
  Market price:
    Quarter end                                       $    5.38  $   19.74
      High                                            $    6.95  $   22.94
      Low                                             $    2.76  $   17.26
  Period end price to book value                          28.59%    101.33%

Centrue Financial Corporation
Unaudited Consolidated Balance Sheets
(In Thousands, Except Share Data)

                                                  March 31,   December 31,
                                                    2009          2008
                                                ------------  ------------
ASSETS
  Cash and cash equivalents                     $     43,081  $     35,014
  Securities available-for-sale                      222,272       241,851
  Restricted securities                               10,711        10,711
  Loans                                              985,464     1,004,390
  Allowance for loan losses                          (16,010)      (15,018)
                                                ------------  ------------
    Net loans                                        969,454       989,372
  Cash surrender value of life insurance              28,173        27,917
  Mortgage servicing rights                            2,902         2,890
  Premises and equipment, net                         31,615        32,376
  Goodwill                                            24,331        24,494
  Intangible assets, net                               8,675         9,088
  Other real estate                                   12,772        12,723
  Other assets                                        16,377        15,445
                                                ------------  ------------

    Total assets                                $  1,370,363  $  1,401,881
                                                ============  ============

LIABILITIES AND STOCKHOLDERS' EQUITY
  Liabilities
    Deposits
      Non-interest-bearing                      $    113,703  $    118,745
      Interest-bearing                               954,750       930,475
                                                ------------  ------------
        Total deposits                             1,068,453     1,049,220
    Federal funds purchased and securities sold
      under agreements to repurchase                  22,695        46,306
    Federal Home Loan Bank advances                   90,277       140,285
    Notes payable                                     10,961        19,826
    Series B mandatory redeemable preferred
     stock                                               268           268
    Subordinated debentures                           20,620        20,620
    Other liabilities                                 10,442         9,448
                                                ------------  ------------
      Total liabilities                            1,223,716     1,285,973

  Stockholders' equity
    Series A convertible preferred stock                 500           500
    Series C preferred stock                          29,571             -
    Common stock                                       7,454         7,454
    Surplus                                           74,658        71,488
    Retained earnings                                 62,704        62,476
    Accumulated other comprehensive income
     (loss)                                           (5,820)       (3,590)
                                                ------------  ------------
                                                     169,067       138,328
    Treasury stock, at cost                          (22,420)      (22,420)
                                                ------------  ------------
      Total stockholders' equity                     146,647       115,908

        Total liabilities and stockholders'
         equity                                 $  1,370,363  $  1,401,881
                                                ============  ============

Centrue Financial Corporation
Unaudited Consolidated Statements of Income
(In Thousands, Except Share Data)

                                                        Three Months Ended
                                                            March 31,
                                                        ------------------
                                                          2009      2008
                                                        --------  ---------
Interest income
  Loans                                                 $ 14,189  $  17,295
  Securities
    Taxable                                                2,505      2,474
    Exempt from federal income taxes                         317        358
  Federal funds sold and other                                11         55
                                                        --------  ---------
    Total interest income                                 17,022     20,182

Interest expense
  Deposits                                                 5,606      8,340
  Federal funds purchased and securities sold under
   agreements to repurchase                                   39        333
  Federal Home Loan Bank advances                            543      1,172
  Series B mandatory redeemable preferred                      4         12
  Subordinated debentures                                    290        384
  Notes payable                                              162        238
                                                        --------  ---------
    Total interest expense                                 6,644     10,479

Net interest income                                       10,378      9,703
Provision for loan losses                                  2,235        766
                                                        --------  ---------
Net interest income after provision for loan losses        8,143      8,937

Noninterest income
  Service charges                                          1,457      1,636
  Mortgage banking income                                    698        446
  Bank owned life insurance                                  256        252
  Securities gains                                            14        848
    Total other-than-temporary impairment losses          (2,611)         -
  Portion recognized in other comprehensive income
   (before taxes)                                          1,403          -
                                                        --------  ---------
    Net OTTI impairment on securities                     (1,208)         -
  Gain on sale of OREO                                         7         96
  Gain on sale of other assets                                93        482
  Other income                                               726      1,178
                                                        --------  ---------
                                                           2,043      4,938

Noninterest expenses
  Salaries and employee benefits                           4,126      4,829
  Occupancy, net                                             865      1,038
  Furniture and equipment                                    560        782
  Marketing                                                  183        236
  Supplies and printing                                      119        131
  Telephone                                                  193        241
  Data processing                                            370        303
  Amortization of intangible assets                          413        909
  Other expenses                                           2,048      1,847
                                                        --------  ---------
                                                           8,877     10,316
Income before income taxes                                 1,309      3,559
Income taxes                                                 244      1,114
                                                        --------  ---------
    Net income                                          $  1,065  $   2,445
                                                        ========  =========

Preferred stock dividends                                    415         52
                                                        --------  ---------
Net income for common stockholders                      $    650  $   2,393
                                                        ========  =========

Basic earnings per common share                         $   0.11  $    0.40
                                                        ========  =========
Diluted earnings per common share                       $   0.11  $    0.39
                                                        ========  =========

Centrue Financial Corporation
Unaudited Selected Quarterly Consolidated Financial Data
(In Thousands, Except Share Data)

                                       Quarters Ended
                 ---------------------------------------------------------
                  03/31/09    12/31/08   09/30/08    06/30/08    03/31/08
                 ----------  ---------  ----------  ----------  ----------

Statement of
 Income
  Interest
   income        $   17,022  $  17,045  $   17,831  $   18,460  $   20,182
  Interest
   expense           (6,644)    (7,160)     (7,849)     (8,456)    (10,479)
                 ----------  ---------  ----------  ----------  ----------
  Net interest
   income            10,378      9,885       9,982      10,004       9,703
  Provision for
   loan losses        2,235      5,225       1,225         866         766
                 ----------  ---------  ----------  ----------  ----------
  Net interest
   income after
   provision for
   loan losses        8,143      4,660       8,757       9,138       8,937
  Noninterest
   income             2,043        585       3,594       4,292       4,938
  Noninterest
   expense            8,877      8,086       8,122       9,221      10,316
                 ----------  ---------  ----------  ----------  ----------
  Income (loss)
   before income
   taxes              1,309     (2,841)      4,229       4,209       3,559
  Provision
   (benefit) for
   income taxes         244     (1,282)      1,430       1,504       1,114
                 ----------  ---------  ----------  ----------  ----------
  Net income
   (loss)        $    1,065  $  (1,559) $    2,799  $    2,705  $    2,445
                 ==========  =========  ==========  ==========  ==========
  Net income
   (loss) on
   common stock  $      650  $  (1,610) $    2,747  $    2,653  $    2,393
                 ==========  =========  ==========  ==========  ==========

Per Share
  Basic earnings
   (loss) per
   common share  $     0.11  $   (0.27) $     0.46  $     0.44  $     0.40
  Diluted
   earnings
   (loss) per
   common share        0.11      (0.27)       0.46        0.44        0.39
  Cash dividends
   on common
   stock               0.07       0.14        0.14        0.14        0.13
  Dividend payout
   ratio for
   common stock       64.92%        NM       30.72%      31.81%      32.97%
  Book value per
   common share  $    18.82  $   19.14  $    19.53  $    19.26  $    19.48
  Tangible book
   value per
   common share  $    13.35  $   13.57  $    12.95  $    13.48  $    13.57
  Basic weighted
   average common
   shares
   outstanding    6,028,491  6,028,491   6,028,491   6,027,168   6,051,554
  Diluted
   weighted
   average common
   shares
   outstanding    6,028,491  6,028,491   6,030,147   6,048,920   6,088,608
  Period-end
   common shares
   outstanding    6,028,491  6,028,491   6,028,491   6,028,491   6,026,146

Balance Sheet
  Securities     $  232,983  $ 252,562  $  215,960  $  214,534  $  217,937
  Loans             985,464  1,004,390     973,933   1,003,689   1,016,097
  Allowance for
   loan losses       16,010     15,018      11,461      11,542      11,221
  Assets          1,370,363  1,401,881   1,342,182   1,373,548   1,387,852
  Deposits        1,068,453  1,049,220   1,008,725   1,010,723   1,049,049
  Stockholders'
   equity           146,647    115,908     118,248     116,607     117,870

Earnings
 Performance
  Return on
   average total
   assets              0.31%     (0.46)%      0.83%       0.80%       0.71%
  Return on
   average
   stockholders'
   equity              2.93      (5.26)       9.64        9.26        8.24
  Net interest
   margin ratio        3.42       3.33        3.37        3.34        3.25
  Efficiency
   ratio (1)          63.82      60.71       58.85       64.76       73.06

Asset Quality
  Nonperforming
   assets to
   total end of
   period assets       2.06%      1.64%       1.87%       1.76%       0.38%
  Nonperforming
   loans to total
   end of period
   loans               1.57       1.03        1.28        1.97        0.40
  Net loan
   charge-offs to
   total average
   loans               0.12       0.17        0.13        0.05        0.03
  Allowance for
   loan losses to
   total end of
   period loans        1.62       1.50        1.18        1.15        1.10
  Allowance for
   loan losses to
   nonperforming
   loans             103.47     145.55       91.78       58.27      276.52
  Nonperforming
   assets        $   28,245  $  23,041  $   24,932  $   24,125  $    5,210
  Net
   charge-offs        1,243      1,668       1,306         545         300

Capital
  Total
   risk-based
   capital ratio      13.99%     12.18%      11.70%      11.17%      10.79%
  Tier 1
   risk-based
   capital            11.88       9.99        9.70        9.42        8.94
  Tier 1 leverage
   ratio              10.26       8.10        8.30        7.93        7.65
  Tangible common
   equity to
   tangible
   assets              6.45       6.24        6.40        6.07        6.05
  Average equity
   to average
   assets             10.60       8.82        8.63        8.61        8.68

(1) Calculated as noninterest expense less amortization of intangibles and expenses related to other real estate owned divided by the sum of net interest income before provisions for loan losses and total noninterest income excluding securities gains and losses and gains on sale of assets.

Contact:
Thomas A. Daiber
President and Chief Executive Officer
Centrue Financial Corporation
tom.daiber@centrue.com

Kurt R. Stevenson
Senior Executive Vice President and Chief Financial Officer
Centrue Financial Corporation
kurt.stevenson@centrue.com